BALLOON NOTE
(FIXED RATE)

THIS LOAN IS PAYABLE IN FULL AT MATURITY. YOU MUST REPAY THE ENTIRE PRINCIPAL BALANCE OF THE LOAN AND UNPAID INTEREST THEN DUE. THE LENDER IS UNDER NO OBLIGATION TO REFINANCE THE LOAN AT THAT TIME. YOU WILL, THEREFORE, BE REQUIRED TO MAKE PAYMENT OUT OF OTHER ASSETS THAT YOU MAY OWN, OR YOU WILL HAVE TO FIND A LENDER, WHICH MAY BE THE LENDER YOU HAVE THIS LOAN WITH, WILLING TO LEND YOU THE MONEY. IF YOU REFINANCE THIS LOAN AT MATURITY, YOU MAY HAVE TO PAY SOME OR ALL OF THE CLOSING COSTS NORMALLY ASSOCIATED WITH A NEW LOAN EVEN IF YOU OBTAIN REFINANCING FROM THE SAME LENDER.

May 30, 2019	New Orleans	,	Louisiana
[Date]	[City]		[State]

1838 North Miro Street, New Orleans, LA 70119
[Property Address]

1. BORROWER'S PROMISE TO PAY

In return for a loan that I have received, I promise to pay U.S. $438,000.00 (this amount is called "Principal"), plus interest, to the order of the Lender. The Lender is Tulsa Real Estate Fund LLC. I will make all payments under this Note in the form of cash, check or money order.

I understand that the Lender may transfer this Note. The Lender or anyone who takes this Note by transfer and who is entitled to receive payments under this Note is called the "Note Holder."

2. INTEREST

Interest will be charged on unpaid principal until the full amount of Principal has been paid. I will pay interest at a yearly rate of 15.250%.

The interest rate required by this Section 2 is the rate I will pay both before and after any default described in Section 6(B) of this Note.

3. PAYMENTS

(A) Time and Place of Payments

I will pay principal and interest by making a payment every month.

I will make my monthly payments on the 1st day of each month beginning on June 01, 2019. I will make these payments every month until I have paid all of the principal and interest and any other charges described below that I may owe under this Note. Each monthly payment will be applied as of its scheduled due date and will be applied to interest before Principal. If, on May 01, 2020, I still owe amounts under this Note, I will pay those amounts in full on that date, which is called the "Maturity Date."

I will make my monthly payments at Tulsa Real Estate Fund LLC, 3355 Lenox Road NE, Suite 750, Atlanta, GA 30326, or at a different place if required by the Note Holder.

(B) Amount of Monthly Payments

My monthly payments will be in the amount of U.S. $5,566.00.

4. BORROWER'S RIGHT TO PREPAY

I have the right to make payments of Principal at any time before they are due. A payment of Principal only is known as a "Prepayment." When I make a Prepayment, I will tell the Note Holder in writing that I am doing so. I may not designate a payment as a Prepayment if I have not made all the monthly payments due under the Note.

I may make a full Prepayment or partial Prepayments without paying any Prepayment charge. The Note Holder will use my Prepayments to reduce the amount of Principal that I owe under this Note. However, the Note Holder may apply my Prepayment to the accrued and unpaid interest on the Prepayment amount before applying my Prepayment to reduce the Principal amount of the Note. If I make a partial Prepayment, there will be no changes in the due date or in the amount of my monthly payment unless the Note Holder agrees in writing to those changes.

5. LOAN CHARGES

If a law, which applies to this loan and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this loan exceed the permitted limits, then: (a) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (b) any sum already collected from me which exceeded permitted limits will be refunded to me. The Note Holder may choose to make this refund by reducing the Principal I owe under this Note or by making a direct payment to me. If a refund reduces Principal, the reduction will be treated as a partial Prepayment.

6. BORROWER'S FAILURE TO PAY AS REQUIRED

(A) Late Charges for Overdue Payments

If the Note Holder has not received the full amount of any monthly payment by the end of calendar days after the date it is due, I will pay a late charge to the Note Holder. The amount of the charge will be 5.000% of my overdue payment of principal and interest. I will pay this late charge promptly but only once on each late payment.

(B) Default

If I do not pay the full amount of each monthly payment on the date it is due, I will be in default.

(C) Notice of Default

If I am in default, the Note Holder may send me a written notice telling me that if I do not pay the overdue amount by a certain date, the Note Holder may require me to pay immediately the full amount of Principal which has not been paid and all the interest that I owe on that amount. That date must be at least 30 days after the date on which the notice is mailed to me or delivered by other means.

(D) No Waiver By Note Holder

Even if, at a time when I am in default, the Note Holder does not require me to pay immediately in full as described above, the Note Holder will still have the right to do so if I am in default at a later time.

(E) Payment of Note Holder's Costs and Expenses

If the Note Holder has required me to pay immediately in full as described above, the Note Holder will have the right to be paid back by me for all of its costs and expenses in enforcing this Note to the extent not prohibited by applicable law. Those expenses include, for example, reasonable attorneys' fees.

7. GIVING OF NOTICES

Unless applicable law requires a different method, any notice that must be given to me under this Note will be given by delivering it or by mailing it by first class mail to me at the Property Address above or at a different address if I give the Note Holder a notice of my different address.

Any notice that must be given to the Note Holder under this Note will be given by delivering it or by mailing it by first class mail to the Note Holder at the address stated in Section 3(A) above or at a different address if I am given a notice of that different address.

8. OBLIGATIONS OF PERSONS UNDER THIS NOTE

If more than one person signs this Note, each person is fully and personally obligated to keep all of the promises made in this Note, including the promise to pay the full amount owed. Any person who is a guarantor, surety or endorser of this Note is also obligated to do these things. Any person who takes over these obligations, including the obligations of a guarantor, surety or endorser of the Note, is also obligated to keep all of the promises made in this Note. The Note Holder may enforce its rights under this Note against each person individually or against all of us together. This means that anyone of us maybe required to pay all of the amounts owed under this Note.

9. WAIVERS

I and any other person who has obligations under this Note waive the rights of Presentment and Notice of Dishonor. "Presentment" means the rights to require the Note Holder to demand payment of amounts due. "Notice of Dishonor" means the right to require the Note Holder to give notice to other persons that amounts due have not been paid.

10. UNIFORM SECURED NOTE

This Note is a uniform instrument with limited variations in some jurisdictions. In addition to the protections given to the Note Holder under this Note, a Mortgage, Deed of Trust, or Security Deed (the "Security Instrument"), dated the same date as this Note, protects the Note Holder from possible losses which might result if I do not keep the promises which I make in this Note. That Security Instrument describes how and under what conditions I may be required to make immediate payment in full of all amounts I owe under the Note. Some of those conditions are described as follows:

Transfer of the Property or a Beneficial Interest in Borrower. If all or any part of the Property or any Interest in the Property is sold or transferred (or if Borrower is not a natural person and a beneficial interest in Borrower is sold or transferred) without Lender's prior written consent, Lender may require immediate payment in full of all sums secured by this Security Instrument. However, this option shall not be exercised by Lender if such exercise is prohibited by Applicable Law.

If Lender exercises this option, Lender shall give Borrower notice of acceleration. The notice shall provide a period of not less than 30 days from the date the notice is given in accordance with Section 15 within which Borrower must pay all sums secured by this Security Instrument. If Borrower fails to pay these sums prior to the expiration of this period, Lender may invoke any remedies permitted by this Security Instrument without further notice or demand on Borrower.

WITNESS THE HAND(S) AND SEAL(S) OF THE UNDERSIGNED.

Witness to All

Colleen Beattie

CULTIVATED PROPERTIES, LLC (Seal) -Borrower

Kendrea Young
Member

Mason Thomas
Member

(Seal)
-Borrower

[Sign Original Only]

Ne Varietur

For identification with an act of Mortgage

passed before me this 20th **day of** May 2019

Notary Public

LSBA/Notary ID: 126562

JOHN A. COSTELLO • ID NO. 126562
NOTARY PUBLIC
COMMISSIONED FOR LIFE
STATE OF LOUISIANA

BALLOON NOTE ADDENDUM
(CONDITIONAL MODIFICATION AND EXTENSION OF LOAN TERMS)

THIS BALLOON NOTE ADDENDUM is made this 30th day of May, 2019, and is incorporated into and shall be deemed to amend and supplement the Balloon Note made by the undersigned (the "Borrower") in favor of Tulsa Real Estate Fund LLC (the "Lender") and dated the same date as this Addendum (the "Note"). The interest Rate stated on the Note is called the "Note Rate." The date of the Note is called the "Note Date."

I (the Borrower) understand the Lender may transfer the Note, the related Mortgage, Deed of Trust, or Deed to Secure Debt (the "Security Instrument") and this Addendum. The Lender or anyone who takes the Note, Security Instrument and this Addendum by transfer and who is entitled to receive payments under the Note is called the "Note Holder."

ADDITIONAL COVENANTS. In addition to the covenants and agreements in the Security Instrument, Borrower and Lender, further covenant and agree as follows (despite anything to the contrary contained in the Security Instrument or the Note):

1. CONDITIONAL MODIFICATION AND EXTENSION OF LOAN TERMS

At the maturity date of the Note and Security Instrument (the "Note Maturity Date"), I will be able to extend the Note Maturity Date to June 01, 2021, (the "Extended Maturity Date") and modify the Note Rate to the "Modified Note Rate" determined in accordance with Section 3 below if all the conditions provided in Sections 2 and 5 below are met (the "Conditional Modification and Extension Option"). If those conditions are not met, I understand that the Note Holder is under no obligation to refinance the Note or to modify the Note, reset the Note Rate or extend the Note Maturity Date, and that I will have to repay the Note from my own resources or find a lender willing to lend me the money to repay the Note.

2. CONDITIONS TO OPTION

If I want to exercise the Conditional Modification and Extension Option, certain conditions must be met as of the Note Maturity Date. These conditions are: (a) I must still be the owner and occupant of the property subject to the Security Instrument (the "Property"); (b) I must be current in my monthly payments and cannot have been more than 30 days late on any of the 12 scheduled monthly payments immediately preceding the Note Maturity Date; (c) there are no liens, defects, or encumbrances against the Property, or other adverse matters affecting title to the Property (except for taxes and special assessments not yet due and payable) arising after the Security Instrument was recorded; (d) the Modified Note Rate cannot be more than 5 percentage points above the Note Rate; and (e) I must make a written request to the Note Holder as provided in Section 5 below.

3. CALCULATING THE MODIFIED NOTE RATE

The Modified Note Rate will be a fixed rate of interest equal to the Federal Home Loan Mortgage Corporation's required net yield for 30-year fixed rate mortgages subject to a 60-day mandatory delivery commitment, plus one-half of one percent (0.5%), rounded to the nearest one-eighth of one percent (0.125%) (the "Modified Note Rate"). The required net yield shall be the applicable net yield in effect on the date and time of day that the Note Holder receives notice of my election to exercise the Conditional Modification and Extension Option. If this required net yield is not available, the Note Holder will determine the Modified Note Rate by using comparable information.

4. CALCULATING THE NEW PAYMENT AMOUNT

Provided the Modified Note Rate as calculated in Section 3 above is not greater than 5 percentage points above the Note Rate and all other conditions required in Section 2 above are satisfied, the Note Holder will determine the amount of the monthly payment that will be sufficient to repay in full (a) the unpaid principal, plus (b) accrued but unpaid interest, plus (c) all other sums I will owe under the Note and Security Instrument on the Note Maturity Date (assuming my monthly payments then are current, as required under Section 2 above), over the remaining extended term at the Modified Note Rate in equal monthly payments. The result of this calculation will be the amount of my new principal and interest payment every month until the Note is fully paid.

5. EXERCISING THE CONDITIONAL MODIFICATION AND EXTENSION OPTION

The Note Holder will notify me at least 60 calendar days in advance of the Note Maturity Date and advise me of the principal, accrued but unpaid interest, and all other sums I am expected to owe on the Note Maturity Date. The Note Holder also will advise me that I may exercise the Conditional Modification and Extension Option if the conditions in Section 2 above are met. The Note Holder will provide my payment record information, together with the name, title and address of the person representing the Note Holder that I must notify in order to exercise the Conditional Modification and Extension Option. If I meet the conditions of Section 2 above, I may exercise the Conditional Modification and Extension Option by notifying the Note Holder no earlier than 60 calendar days and no later than 45 calendar days prior to the Note Maturity Date. The Note Holder will calculate the fixed Modified Note Rate based upon the Federal Home Loan Mortgage Corporation's applicable published required net yield in effect on the date notification is received by the Note Holder and as calculated in Section 3 above. I will then have 30 calendar days to provide the Note Holder with acceptable proof of my required ownership, occupancy and property lien status. Before the Note Maturity Date the Note Holder will advise me of the new interest rate (the Modified Note Rate), new monthly payment amount and a date, time and place at which I must appear to sign any documents required to complete the required Note Rate modification and Note Maturity Date extension. I understand the Note Holder will charge me a $250 processing fee and the costs associated with the exercise of the Conditional Modification and Extension Option, including but not limited to the cost of updating the title insurance policy.

BY SIGNING BELOW, BORROWER accepts and agrees to the terms and provisions contained in this Balloon Note Addendum.

CULTIVATED PROPERTIES, LLC (Seal)
-Borrower

Kendrea Young
Member

Mason Thomas
Member

(Seal)
-Borrower

[Sign Original Only]